Exhibit 99.1

Nara Bancorp Reports Financial Results for First Quarter 2010

Q1 2010 Summary:

  Net loss of $0.10 per common share
  Allowance for loan losses increased to 2.98% from 2.69%
  Improving deposit mix driven by growth in core deposits
  Efficiency ratio improved to 40.96% from 47.03% in Q4 2009
  Total non-performing assets increased $16 million
  All capital ratios increased over Q4 2009 levels

LOS ANGELES--(BUSINESS WIRE)--April 26, 2010--Nara Bancorp, Inc. (the “Company”) (NASDAQ:NARA), the holding company of Nara Bank (the “Bank”), reported a net loss available to common stockholders of ($3.6) million, or ($0.10) per diluted share, for first quarter 2010, compared to a net loss available to common stockholders of ($4.2) million, or ($0.16) per diluted share, for first quarter 2009, and a net loss available to common stockholders of ($1.5) million, or ($0.04) per diluted share, for fourth quarter 2009.

Alvin Kang, President and Chief Executive Officer, said, “We have not seen a noticeable improvement in economic conditions in our markets, so our primary focus remains on balance sheet management. We continue to see an increase in non-performing assets, and we have responded by aggressively charging-off loans and further increasing our allowance for loan losses. Our liquidity, capital and reserves remain at high levels. We continue to successfully increase our base of core deposits, which has enabled us to reduce our balances of higher-cost certificates of deposit. This is having a positive impact on our cost of funds, which should improve our earnings power later in the year.”

Financial Highlights

	2010 First Quarter	2009 First Quarter	2009 Fourth Quarter
	(Dollars in thousands)
Net loss	$(2,532)	$(3,180)	$(476)
Net loss available to common stockholders	$(3,603)	$(4,248)	$(1,546)
Diluted loss per share	$(0.10)	$(0.16)	$(0.04)
Net interest income	$25,243	$20,421	$26,414
Net interest margin	3.31%	3.19%	3.34%
Non-interest income	$9,384	$4,383	$5,424
Non-interest expense	$14,184	$15,248	$14,975
Net loans receivable	$2,098,269	$2,057,875	$2,162,009
Deposits	$2,281,792	$2,098,312	$2,434,190
Non-performing loans *	$63,232	$41,337	$51,674
ALLL to gross loans *	2.98%	2.42%	2.69%
ALLL to non-performing loans *	101%	122%	115%
Provision for loan losses	$25,407	$15,670	$17,853
Efficiency ratio	40.96%	61.47%	47.03%

* Excludes the guaranteed portion of delinquent SBA loans totaling $14.8 million, $20.2 million and $12.5 million at first quarter 2010, first quarter 2009 and fourth quarter 2009, respectively.

Operating Results for First Quarter 2010

Net Interest Income and Net Interest Margin. First quarter 2010 net interest income before provision for loan losses was $25.2 million, an increase of 24% from first quarter 2009. The increase in net interest income was due to a 19% increase in average interest earning assets and an improved net interest margin.

First quarter 2010 net interest margin (net interest income divided by average interest-earning assets) increased 12 basis points to 3.31% from 3.19% for first quarter 2009. With no change in the prime rate since December of 2008, the yield on loans remained relatively stable while interest-bearing deposits gradually re-priced downward during 2009. However, the yield on securities available-for-sale declined 101 basis points as certain higher yielding securities were sold as part of rebalancing the duration and mix of the investment portfolio. Additionally, higher levels of cash held at the Federal Reserve Bank to cover anticipated CD maturity outflows, affected the overall decline in the yield on interest-earning assets to 5.07% for first quarter 2010, from 5.64% for the same quarter 2009.

The weighted average yield on the loan portfolio for first quarter 2010 increased 5 basis points to 6.06% from 6.01% for the same period last year. At March 31, 2010, fixed rate loans were 51% of the loan portfolio, compared to 49% at March 31, 2009. The weighted average yield on the variable rate and fixed rate loan portfolios (excluding loan discount accretion) at March 31, 2010 was 4.57% and 7.23%, respectively, compared to 4.52% and 7.63% at March 31, 2009.

The weighted average yield on securities available-for-sale (“AFS”) for first quarter 2010 decreased 101 basis points to 3.07% from 4.08% for the same period 2009. The decrease was primarily attributable to $768 million in new investment securities purchased during 2009, which had lower yields than the weighed average yield of the portfolio at March 31, 2009. The weighted average yield on AFS investment securities purchased during 2009 was 3.80%. The decrease was also affected by an increase in premium amortization of FNMA and FHLMC mortgage related securities due to the increase in the prepayments of approximately $28.6 million as a result of FNMA and FHLMC accelerated purchases of seriously delinquent loans, under revised guidelines announced on February 10, 2010.

The weighted average cost of deposits for first quarter 2010 decreased 73 basis points to 1.68% from 2.41% for the same period last year. The cost of time deposits decreased 57 basis points to 2.24% from 2.81% for the same period last year.

The weighted average cost of FHLB advances for first quarter 2010 also decreased 6 basis points to 3.45% for first quarter 2010, compared to 3.51% for first quarter 2009.

Following are the weighted average rate data on a spot rate basis at March 31, 2010 and 2009:

	March 31,
	2010	2009
Weighted average loan portfolio yield (excluding discounts)	5.94%	5.95%
Weighted average securities available-for-sale portfolio yield	2.95%	4.25%
Weighted average cost of deposits	1.42%	2.42%
Weighted average cost of total interest-bearing deposits	1.70%	2.83%
Weighted average cost of FHLB advances	3.42%	3.70%
Net interest margin	3.34%	2.87%

Sequentially, first quarter 2010 net interest income before provision for loan losses decreased $1.2 million, or 4%, from fourth quarter 2009. The decrease was attributable to a decrease in average interest-earning assets as well as net interest margin compression. Average interest-earning assets decreased $111.5 million, or 3.5%, to $3.05 billion at March 31, 2010, compared to $3.16 billion at December 31, 2009. The net interest margin decreased by 3 basis points to 3.31% for first quarter 2010 from 3.34% for fourth quarter 2009. The decrease in net interest margin was primarily due to the effect of the FNMA and FHLMC Buyout program and the decrease in the yield on investment securities as previously mentioned.

Non-accrual loan interest reversed was $788 thousand, $394 thousand, and $581 thousand for first quarter 2010, first quarter 2009, and fourth quarter 2009, respectively. Excluding this effect, the net interest margin for first quarter 2010, first quarter 2009, and fourth quarter 2009 was 3.42%, 3.26%, and 3.42%, respectively.

Prepayment penalty income for first quarter 2010, first quarter 2009 and fourth quarter 2009 was $173 thousand, $147 thousand and $166 thousand, respectively. Excluding the effects of both non-accrual loan interest reversed and prepayment penalty income, the net interest margin for first quarter 2010, first quarter 2009 and fourth quarter 2009 was 3.39%, 3.23% and 3.40%, respectively.

Non-interest Income. First quarter 2010 non-interest income was $9.4 million, an increase of $5.0 million, or 114%, compared to first quarter 2009. The increase was primarily due to net gains on sales of securities of $6.3 million during first quarter 2010, compared to $785 thousand during first quarter 2009. A total of $201.8 million in available-for-sale GSE investment securities were sold to rebalance the duration and mix of the investment securities portfolio and to hold higher levels of cash to fund CD maturities. A total of $42.9 million in investment securities were sold during first quarter 2009.

Sequentially, non-interest income increased 73% from fourth quarter 2009. The increase was primarily due to net gains on sale of securities during first quarter 2010, offset by lower net gains from the sale of loans compared to fourth quarter 2009, as a result of new accounting literature adopted January 1, 2010, which requires the Company to defer gain on sales of SBA loans until the 90 days recourse provision expires.

Non-interest Expense. First quarter 2010 non-interest expense was $14.2 million, a decrease of 7% from $15.2 million for the same period last year. The decrease was primarily due to decreases in salaries and benefits expense and credit related expense, offset by an increase in FDIC insurance premiums. Salaries and benefits expense decreased $850 thousand, or 13%, to $5.6 million for first quarter 2010, compared to $6.4 million for the same quarter of 2009. The decrease is primarily due to decreases in stock compensation expense and in the number of full-time equivalent employees, which decreased to 338 at March 31, 2010 from 367 at March 31, 2009. The stock compensation expense decreased $530 thousand, or 92%, to $48 thousand for first quarter 2010, compared to $578 thousand for the same period last year. The decrease was primarily due to the vesting and cancellation of certain stock options and grants.

Credit related expense decreased $925 thousand, or 62%, to $563 thousand for first quarter 2010, compared to $1.5 million for the same period last year. The decrease was primarily due to decreases in OREO related expenses and provision for uncollectible SBA receivables. The OREO related expenses decreased $358 thousand, or 71%, to $145 thousand for first quarter 2010, compared to $503 thousand for same period last year. During first quarter 2009, the Company provided $330 thousand as an allowance for doubtful SBA receivables. There was no such expense during first quarter 2010. FDIC insurance premiums increased $617 thousand, or 82%, to $1.4 million for first quarter 2010, compared to $750 thousand for the same quarter of 2009. The increase is due to an increase in the assessment rate beginning in 2010.

Sequentially, non-interest expense for first quarter 2010 decreased by 5% from $15.0 million in fourth quarter 2009, primarily due to decreases in salaries and benefits expense and credit related expenses, offset by increases in advertising expense and FDIC insurance assessment.

Income Taxes. The effective income tax benefit rate was 49% for first quarter 2010 compared to 48% for first quarter 2009 and 52% for fourth quarter 2009. The higher effective tax benefit rate for fourth quarter 2009 was due to the effect of higher tax credits recognized.

Balance Sheet Summary

Gross loans receivable were $2.16 billion at March 31, 2010, a decrease of $59 million from $2.22 billion at December 31, 2009. New loan production was $48.6 million during first quarter 2010, compared to $149.2 million during fourth quarter 2009, and $62.8 million during first quarter 2009. The lower production during first quarter 2009 was attributable to slower loan demand, our tightened underwriting criteria, and our focus in commercial business lending rather than commercial real estate lending. Loan pay-offs, pay-downs, amortization and other changes totaled $107.0 million during first quarter 2010, compared to $78.3 million during fourth quarter 2009 and $71.9 million during first quarter 2009. Included in pay-downs for first quarter 2010 were 6 problem loans in amount of $25 million that were transferred to loans held for sale.

Total deposits were $2.28 billion at March 31, 2010, a decrease of 6% from $2.43 billion at December 31, 2009. The decrease in total deposits was primarily due to a decrease in retail jumbo CDs. Retail jumbo CDs decreased $257.8 million, or 35%, to $474.6 million at March 31, 2010 from $732.5 million at December 31, 2009. The majority of these jumbo CDs were deposits raised during the campaign held during the first and second quarters of 2009 to strengthen liquidity. Approximately 51% of these matured retail jumbo CDs were retained and either repriced to lower rate CDs or moved to other interest-bearing accounts. The weighted average cost of such deposits decreased 159 basis points to 1.50% at March 31, 2010.

Credit Quality

The Company recorded a provision for loan losses of $25.4 million in first quarter 2010, compared to $15.7 million for the same period of the prior year and $17.9 million in fourth quarter 2009. The increase in the provision for loan losses from fourth quarter 2009 was primarily due to the impact of higher net charge-offs, increases in impaired loans requiring specific reserves or charge-offs, and increases in Special Mention and Classified loans, subject to general allowances.

Total Watchlist loans, defined as Special Mention and Classified loans, were $215.3 million at March 31, 2010, an increase from $199.9 million at December 31, 2009. The increase was primarily in Substandard loans which increased to $169.1 million at March 31, 2010, from $153.5 million at December 31, 2009, primarily due to commercial real estate loans (“CRE”) to the hospitality industry.

Total delinquent loans, 30 or more days delinquent, were $75.6 million at March 31, 2010, compared to $69.5 million at December 31, 2009. Loans past due 30 – 59 days decreased to $8.4 million at March 31, 2010, from $14.9 million at December 31, 2009. Loans past due 60-89 days increased to $4.0 million at March 31, 2010, from $2.9 million at December 31, 2009. Non-performing loans (loans past due 90 days or more and non-accrual) at March 31, 2010, were $63.2 million, or 2.94% of total loans, compared to $51.7 million, or 2.34% of total loans, at December 31, 2009. CRE and commercial and industrial loans (“C & I”) loans contributed 70% and 30%, respectively, of new inflows to non-performing loans for the first quarter 2010.

Non-performing assets, comprised of non-accrual loans, accruing restructured loans and other real estate owned, at March 31, 2010 were $134.1 million, or 6.23% of gross loans plus other real estate owned, compared to $118.1 million, or 5.34%, at December 31, 2009. Other real estate owned increased to $5.9 million at March 31, 2010, compared to $2.0 million at December 31, 2009, as five new properties totaling $4.6 million were transferred in as other real estate owned, which was offset by sales of $700 thousand. Accruing troubled debt restructured loans included in non-performing assets, increased $685 thousand to $65.0 million at March 31, 2010, from $64.3 million at December 31, 2009.

Net loan charge-offs during first quarter 2010 were $20.8 million, or 3.79% of average loans on an annualized basis, compared to $8.6 million, or 1.63% during first quarter 2009, and $11.4 million, or 2.08% of average loans, during fourth quarter 2009. CRE and C&I loans represented 62% and 37%, respectively, of charge-offs during first quarter 2010. First quarter 2010 charge-offs included five relationships totaling $7.7 million consisting of CRE loans. Excluding these five relationships, the average charge-off during the quarter was $153 thousand.

The allowance for loan losses at March 31, 2010 was $64.0 million, or 2.98% of gross loans receivable (net of the guaranteed portion of delinquent SBA loans), compared to $59.4 million, or 2.69%, at December 31, 2009. The ratio of the allowance for loan losses to non-performing loans was 101% at March 31, 2010, compared to 115% at December 31, 2009.

Impaired loans (defined as loans where it is probable that all principal and interest payments due will not be collectible according to contractual terms) at March 31, 2010, were $146.5 million, an increase from $120.5 million at December 31, 2009. CRE and C&I loans represented 73% and 27%, respectively, of new impaired loans during first quarter 2010. Specific reserves for impaired loans were $26.1 million, or 17.8% of the aggregate impaired loan amount at March 31, 2010, compared to $19.8 million, or 16.43% of the aggregate impaired loan amount at December 31, 2009. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.89% at March 31, 2010, compared to 1.90% at December 31, 2009.

Capital

At March 31, 2010, the Company continued to be in excess of the regulatory capital requirements to be classified as a “well-capitalized” institution. The Leverage Ratio was 12.49% at March 31, 2010, compared to 12.36% at December 31, 2009. The Tier 1 Risk-based Ratio was 17.10% at March 31, 2010, compared to 16.73% at December 31, 2009. The Total Risk-based Ratio was 18.37% at March 31, 2010, compared to 17.99% at December 31, 2009.

At March 31, 2010, common equity represented 9.68% of total assets, compared to 9.37% at December 31, 2009. Tangible common equity (TCE) represented 9.58% of tangible assets at March 31, 2010, compared to 9.27% of tangible assets at December 31, 2009.

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s first quarter 2010 financial results will be held tomorrow, April 27, 2010 at 9:30 am Pacific / 12:30 pm Eastern. Interested participants and investors may access the conference call by dialing 800-762-8795 (domestic) or 480-629-9774 (international), conference ID# 4283463. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-406-7325 (domestic) or 303-590-3030 (international) through May 4, 2010, conference ID# 4283463.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 20 branches and 1 loan production office in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, and a loan production office in Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)
Nara Bancorp, Inc.

Assets	3/31/2010	12/31/2009	% change	3/31/2009	% change

Cash and due from banks	$260,030	$105,592	146%	$44,705	482%
Federal funds sold	20,000	20,000	0%	150,000	-87%
Securities available for sale, at fair value	498,801	782,690	-36%	430,219	16%
Federal Home Loan Bank and Federal Reserve Bank stock	24,334	24,334	0%	22,255	9%
Loans held for sale, at the lower of cost or market	28,679	4,756	503%	10,965	162%
Loans receivable	2,162,264	2,221,433	-3%	2,108,379	3%
Allowance for loan losses	(63,995)	(59,424)	8%	(50,504)	27%
Net loans receivable	2,098,269	2,162,009	-3%	2,057,875	2%
Accrued interest receivable	9,723	11,261	-14%	8,276	17%
Premises and equipment, net	10,950	10,865	1%	11,749	-7%
Bank owned life insurance	23,645	23,571	0%	23,402	1%
Goodwill	2,509	2,509	0%	2,509	0%
Other intangible assets, net	915	1,042	-12%	1,474	-38%
Other assets	101,165	79,328	28%	62,108	63%
Total assets	$3,079,020	$3,227,957	-5%	$2,825,537	9%

Liabilities

Deposits	$2,281,792	$2,434,190	-6%	$2,098,312	9%
Borrowings from Federal Home Loan Bank	350,000	350,000	0%	350,000	0%
Other borrowings	43,318	39,268	10%	39,268	10%
Accrued interest payable	10,070	12,674	-21%	9,273	9%
Other liabilities	30,019	23,850	26%	38,999	-23%
Total liabilities	2,715,199	2,859,982	-5%	2,535,852	7%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 67,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $67,428,000 at March 31, 2010, December 31, 2009 and March 31, 2009	67,000	67,000	0%	67,000	0%
Preferred stock discount	(3,503)	(3,737)	-6%	(4,434)	-21%
Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 37,835,407, 37,824,007 and 26,256,960 shares at March 31, 2010, December 31, 2009 and March 31, 2009, respectively	38	38	0%	26	46%
Capital surplus	169,848	169,806	0%	87,435	94%
Retained earnings	128,288	131,891	-3%	137,643	-7%
Accumulated other comprehensive income (loss), net	2,150	2,977	-28%	2,015	-7%
Total stockholders' equity	363,821	367,975	-1%	289,685	26%

Total liabilities and stockholders' equity	$3,079,020	$3,227,957	-5%	$2,825,537	9%

Nara Bancorp, Inc.
Consolidated Statements of Income (Loss)
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,
	3/31/2010	3/31/2009	% change	12/31/2009	% change

Interest income:
Interest and fees on loans	$33,348	$31,672	5%	$34,041	-2%
Interest on securities	5,088	4,320	18%	7,649	-33%
Interest on federal funds sold and other investments	225	49	359%	180	25%
Total interest income	38,661	36,041	7%	41,870	-8%

Interest expense:
Interest on deposits	9,947	11,825	-16%	11,808	-16%
Interest on other borrowings	3,471	3,795	-9%	3,648	-5%
Total interest expense	13,418	15,620	-14%	15,456	-13%

Net interest income before provision for loan losses	25,243	20,421	24%	26,414	-4%
Provision for loan losses	25,407	15,670	62%	17,853	42%
Net interest income after provision for loan losses	(164)	4,751	-103%	8,561	-102%

Non-interest income:
Service fees on deposit accounts	1,619	1,769	-8%	1,616	0%
Net gains on sales of loans	43	450	-90%	556	-92%
Net gains on sales of securities available-for-sale	6,296	785	702%	1,700	270%
Net valuation losses on interest rate swaps	(231)	(116)	-99%	(94)	-146%
Net gains (losses) on sales of OREO	15	(130)	112%	(8)	-288%
Other income and fees	1,642	1,625	1%	1,654	-1%
Total non-interest income	9,384	4,383	114%	5,424	73%

Non-interest expense:
Salaries and employee benefits	5,593	6,443	-13%	6,302	-11%
Occupancy	2,427	2,426	0%	2,482	-2%
Furniture and equipment	778	695	12%	764	2%
Advertising and marketing	459	457	0%	323	42%
Data processing and communications	933	901	4%	955	-2%
Professional fees	702	678	4%	698	1%
FDIC assessment	1,367	750	82%	1,057	29%
Other	1,925	2,898	-34%	2,394	-20%
Total non-interest expense	14,184	15,248	-7%	14,975	-5%
Income (loss) before income taxes	(4,964)	(6,114)	-19%	(990)	401%
Income tax provision (benefit)	(2,432)	(2,934)	-17%	(514)	373%
Net income (loss)	$(2,532)	$(3,180)	-20%	$(476)	432%
Dividends and discount accretion on preferred stock	$(1,071)	$(1,068)	0%	$(1,070)	0%
Net income (loss) available to common stockholders	$(3,603)	$(4,248)	-15%	$(1,546)	133%

Earnings (Loss) Per Common Share:
Basic	$(0.10)	$(0.16)		$(0.04)
Diluted	$(0.10)	$(0.16)		$(0.04)

Average Shares Outstanding:
Basic	37,828,587	26,250,258		34,571,292
Diluted	37,828,587	26,250,258		34,571,292

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended,
Profitability measures:	3/31/2010	3/31/2009	12/31/2009
ROA [1]	-0.32%	-0.47%	-0.06%
ROE [1]	-2.72%	-4.36%	-0.54%
Net interest margin *	3.31%	3.19%	3.34%
Efficiency ratio	40.96%	61.47%	47.03%

[1] based on net income before effect of dividends and discount accretion on preferred stock

	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2010			3/31/2009			12/31/2009

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans*, includes loans held for sale	$2,200,488	$33,348	6.06%	$2,107,685	$31,672	6.01%	$2,193,810	$34,041	6.21%
Securities available for sale	662,023	5,088	3.07%	423,907	4,320	4.08%	781,422	7,649	3.92%
FRB and FHLB stock and other investments	166,191	183	0.44%	22,880	48	0.84%	165,193	124	0.30%
Federal funds sold	20,000	42	0.84%	2,267	1	0.18%	19,783	56	1.13%
Total interest earning assets*	$3,048,702	$38,661	5.07%	$2,556,739	$36,041	5.64%	$3,160,208	$41,870	5.30%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$504,666	$1,288	1.02%	$342,843	$2,265	2.64%	$558,389	$1,696	1.21%
Savings	134,441	805	2.40%	111,233	1,008	3.62%	138,924	892	2.57%
Time deposits:
$100,000 or more	903,466	4,961	2.20%	579,333	3,544	2.45%	903,963	5,378	2.38%
Other	500,067	2,893	2.31%	637,226	5,008	3.14%	541,183	3,842	2.84%
Total time deposits	1,403,533	7,854	2.24%	1,216,559	8,552	2.81%	1,445,146	9,220	2.55%
Total interest bearing deposits	2,042,640	9,947	1.95%	1,670,635	11,825	2.83%	2,142,459	11,808	2.20%
FHLB advances	350,000	3,017	3.45%	368,584	3,237	3.51%	350,870	3,187	3.63%
Other borrowings	39,767	454	4.57%	39,734	558	5.62%	37,774	461	4.88%
Total interest bearing liabilities	2,432,407	$13,418	2.21%	2,078,953	$15,620	3.01%	2,531,103	$15,456	2.44%
Non-interest bearing demand deposits	331,875			291,324			305,831
Total funding liabilities / cost of funds	$2,764,282		1.94%	$2,370,277		2.64%	$2,836,934		2.18%
Net interest income / net interest spread*		$25,243	2.87%		$20,421	2.63%		$26,414	2.86%
Net interest margin*			3.31%			3.19%			3.34%
Net interest margin*, excluding effect of non-accrual loan expense			3.42%			3.26%			3.42%
Net interest margin*, excluding effect of non-accrual loan expense and prepayment fee income			3.39%			3.23%			3.40%

Non-accrual loan income reversed		$(788)			$(394)			$(581)
Prepayment fee income received		173			147			166
Net		$(615)			$(247)			$(415)

Cost of deposits:
Non-interest bearing demand deposits	$331,875	$-		$291,324	$-		$305,831	$-
Interest bearing deposits	2,042,640	9,947	1.95%	1,670,635	11,825	2.83%	2,142,459	11,808	2.20%
Total deposits	$2,374,515	$9,947	1.68%	$1,961,959	$11,825	2.41%	$2,448,290	$11,808	1.93%

	For the Three Months Ended
	3/31/2010	3/31/2009	% change	12/31/2009	% change
AVERAGE BALANCES
Gross loans*, includes loans held for sale	$2,200,488	$2,107,685	4%	$2,193,810	0%
Investments	848,214	449,054	89%	966,398	-12%
Interest-earning assets*	3,048,702	2,556,739	19%	3,160,208	-4%
Total assets	3,176,343	2,696,951	18%	3,235,147	-2%

Interest-bearing deposits	2,042,640	1,670,635	22%	2,142,459	-5%
Interest-bearing liabilities	2,432,407	2,078,953	17%	2,531,103	-4%
Non-interest-bearing demand deposits	331,875	291,324	14%	305,831	9%
Stockholders' Equity	372,363	291,908	28%	351,779	6%
Net interest earning assets*	616,295	477,786	29%	629,105	-2%

LOAN PORTFOLIO COMPOSITION: *	3/31/2010	12/31/2009	% change	3/31/2009	% change

Commercial loans	$514,975	$539,147	-4%	$573,615	-10%
Real estate loans	1,617,967	1,654,104	-2%	1,491,480	8%
Consumer and other loans	16,766	18,035	-7%	24,633	-32%
Loans outstanding*	2,149,708	2,211,286	-3%	2,089,728	3%
Unamortized deferred loan fees - net of costs	(2,215)	(2,343)	-5%	(1,500)	48%
Loans*, net of deferred loan fees and costs	2,147,493	2,208,943	-3%	2,088,228	3%
Allowance for loan losses	(63,995)	(59,424)	8%	(50,504)	27%
Loan receivable*, net	$2,083,498	$2,149,519	-3%	$2,037,724	2%
* The loan portfolio composition tables and net interest margin excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.	$14,771	$12,490		$20,151

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2010	12/31/2009	% change	3/31/2009	% change
Retail buildings	$381,892	$380,958	0%	$381,222	0%
Hotels/motels	311,801	324,058	-4%	301,389	3%
Gas stations/ car washes	265,375	266,986	-1%	258,681	3%
Mixed-use facilities	153,297	157,136	-2%	156,071	-2%
Warehouses	109,778	111,543	-2%	116,877	-6%
Multifamily	70,744	75,587	-6%	33,202	113%
Other	325,080	337,836	-4%	244,038	33%
Total	$1,617,967	$1,654,104	-2%	$1,491,480	8%

DEPOSIT COMPOSITION	3/31/2010	12/31/2009	% Change	3/31/2009	% Change
Non-interest-bearing demand deposits	$360,801	$330,489	9%	$297,540	21%
Money market and other	547,468	524,188	4%	364,297	50%
Saving deposits	136,821	136,804	0%	113,614	20%
Time deposits of $100,000 or more	714,952	932,699	-23%	590,342	21%
Other time deposits	521,750	510,010	2%	732,519	-29%
Total deposit balances	$2,281,792	$2,434,190	-6%	$2,098,312	9%

DEPOSIT COMPOSITION (%)	3/31/2010	12/31/2009	3/31/2009
Non-interest-bearing demand deposits	15.8%	13.6%	14.2%
Money market and other	24.0%	21.5%	17.4%
Saving deposits	6.0%	5.6%	5.4%
Time deposits of $100,000 or more	31.3%	38.3%	28.1%
Other time deposits	22.9%	21.0%	34.9%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	3/31/2010	12/31/2009	3/31/2009
Total stockholders' equity	$363,821	$367,975	$289,685
Tier 1 risk-based capital ratio	17.10%	16.73%	14.03%
Total risk-based capital ratio	18.37%	17.99%	15.30%
Tier 1 leverage ratio	12.49%	12.36%	11.95%
Book value per common share	$7.87	$7.99	$8.47
Tangible common equity per share[2]	$7.78	$7.90	$8.32
Tangible common equity to tangible assets[2]	9.58%	9.27%	7.74%

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	3/31/2010	12/31/2009	3/31/2009
Total stockholders' equity	$363,821	$367,975	$289,685
Less: Preferred stock, net of discount	(63,497)	(63,263)	(62,566)
Common stock warrant	(2,383)	(2,383)	(4,766)
Goodwill and other intangible assets, net	(3,424)	(3,551)	(3,983)
Tangible common equity	$294,517	$298,778	$218,370

Total assets	$3,079,020	$3,227,957	$2,825,537
Less: Goodwill and other intangible assets, net	(3,424)	(3,551)	(3,983)
Tangible assets	$3,075,596	$3,224,406	$2,821,554

Common shares outstanding	37,835,407	37,824,007	26,256,960

Tangible common equity to tangible assets	9.58%	9.27%	7.74%
Tangible common equity per share	$7.78	$7.90	$8.32

	For the Three Months Ended
ALLOWANCE FOR LOAN LOSSES:	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Balance at beginning of period	$59,424	$52,967	$50,339	$50,504	$43,419
Provision for loan losses	25,407	17,853	8,500	19,000	15,670
Recoveries	221	155	179	251	83
Charge offs	(21,057)	(11,551)	(6,051)	(19,416)	(8,668)
Balance at end of period	$63,995	$59,424	$52,967	$50,339	$50,504
Net charge-off/average gross loans* (annualized)	3.79%	2.08%	1.11%	3.66%	1.63%

	For the Three Months Ended,
NET CHARGED OFF LOANS BY TYPE	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Real estate loans	$12,823	$7,065	$2,572	$12,410	$2,121
Commercial loans	7,201	4,236	3,282	6,608	5,204
Consumer loans	812	95	18	147	1,260
Total net charge-offs	$20,836	$11,396	$5,872	$19,165	$8,585

NON-PERFORMING ASSETS	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Delinquent loans 90 days or more on non-accrual status*	$62,775	$51,674	$35,510	$30,850	$41,330
Delinquent loans 90 days or more on accrual status	457	-	-	-	7
Total non-performing loans*	63,232	51,674	35,510	30,850	41,337
Other real estate owned	5,856	2,044	4,693	3,805	4,822
Restructured loans	65,026	64,341	44,707	37,026	31,131
Total non-performing assets*	$134,114	$118,059	$84,910	$71,681	$77,290
Non-performing assets*/ total assets	4.36%	3.66%	2.64%	2.20%	2.74%
Non-performing assets*/ gross loans* & OREO	6.23%	5.34%	3.98%	3.44%	3.69%
Non-performing loans*/gross loans*	2.94%	2.34%	1.67%	1.48%	1.98%
Allowance for loan losses/ gross loans*	2.98%	2.69%	2.49%	2.42%	2.42%
Allowance for loan losses/ non-performing loans*	101%	115%	149%	163%	122%

BREAKDOWN OF RESTRUCTURED LOANS BY TYPE:	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Retail buildings	$8,976	$9,620	$4,811	$1,387	$847
Hotels/motels	19,177	16,647	4,400	5,325	5,325
Gas stations/ car washes	10,941	20,006	19,547	18,931	18,231
Mixed-use facilities	3,355	2,907	373	374	-
Warehouses	1,522	-	4,455	4,455	-
Multifamily	-	1,371	1,371	-	-
Other[3]	21,055	13,790	9,750	6,554	6,728
Total	$65,026	$64,341	$44,707	$37,026	$31,131
[3] Includes commercial business and other loans

DELINQUENT LOANS BY DAYS PAST DUE	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

30 - 59 days	$8,370	$14,926	$24,507	$5,364	$8,272
60 - 89 days	3,978	2,877	7,931	6,593	838
90 days or more and accruing	457	-	-	-	7
Non-accrual	62,775	51,674	35,510	30,850	41,330
Total delinquent loans*	$75,580	$69,477	$67,948	$42,807	$50,447

DELINQUENT LOANS BY TYPE[4]	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Real estate loans	$57,634	$52,660	$54,129	$28,242	$31,823
Commercial loans	17,107	15,303	13,241	14,041	18,076
Consumer loans	839	1,514	578	524	548
Total delinquent loans*	$75,580	$69,477	$67,948	$42,807	$50,447
[4]Delinquent over 30 days, including non-accrual loans

NON-ACCRUAL LOANS BY TYPE	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Real estate loans	$49,393	$40,354	$25,696	$20,515	$26,153
Commercial loans	13,103	10,275	9,521	10,072	14,876
Consumer loans	279	1,045	293	263	301
Total non-accrual loans*	$62,775	$51,674	$35,510	$30,850	$41,330

WATCH LIST LOANS	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Special mention	$43,647	$42,671	$30,762	$53,277	$68,388
Substandard	169,149	153,535	110,669	112,641	98,412
Doubtful	2,519	3,655	2,767	4,237	7,288
Loss	-	-	-	-	8
Total watch list loans	$215,315	$199,861	$144,198	$170,155	$174,096

* The loan portfolio composition tables and net interest margin excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.

CONTACT:
Investors and Financial Media:
Financial Profiles, Inc
Tony Rossi, 310-478-2700 x13
trossi@finprofiles.com